                         SECURITIES AND EXCHANGE COMMISSION
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                               EXCEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

                              MMI INVESTMENTS, L.L.C.
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

                                  PRELIMINARY COPY

                      SUBJECT TO COMPLETION--NOVEMBER 30, 1998


                         1999 ANNUAL MEETING OF SHAREHOLDERS
                                         OF
                               EXCEL INDUSTRIES, INC.

                                  ---------------
                            PRELIMINARY PROXY STATEMENT
                                         OF
                              MMI INVESTMENTS, L.L.C.
                                  ---------------


     MMI Investments, L.L.C. ("MMI Investments" or "we") is furnishing this Preliminary Proxy Statement (this "Proxy Statement") in connection with the possible solicitation of proxies for use at the 1999 Annual Meeting of Shareholders of Excel Industries, Inc., an Indiana corporation ("Excel"), and at any adjournments or postponements thereof (the "1999 Annual Meeting").

     As described in more detail below, Excel has publicly announced that it has engaged Morgan Stanley Dean Witter & Co. ("Morgan Stanley") to work with Excel to evaluate "potential acquisitions, a recapitalization, financings, a merger of equals and other special corporate transactions" with the goal of enhancing "shareholder value." This announcement followed the submission by us to Excel of a shareholder proposal (the "Shareholder Value Proposal") for inclusion in Excel's proxy statement relating to the 1999 Annual Meeting, which Shareholder Value Proposal requests that the Board of Directors of Excel seek the prompt sale of Excel to a third party on terms that will maximize shareholder value through a competitive auction process to be conducted by a recognized investment banking firm. We believe Excel's carefully worded announcement offers a series of illusory alternatives to the only course of action available to Excel that is likely to increase shareholder value substantially, I.E. the prompt sale of Excel upon completion of a competitive auction process. This suggests to us that Excel's entire process of considering "strategic alternatives" may also be illusory.

     We therefore have reluctantly concluded that we need to participate actively in Excel's process of considering such strategic alternatives, by communicating directly with shareholders of Excel through meetings in person and/or by telephone. Accordingly, we are filing this Proxy Statement in order to assure that we will be able to communicate directly with our fellow Excel shareholders during the term of this process. Depending on the results of Excel's consideration of strategic alternatives and our discussions with other Excel shareholders, we reserve the right to solicit proxies or consents at the 1999 Annual Meeting or otherwise with respect to one or more proposals, including the Shareholder Value Proposal and/or a proposal to elect to the Board of Directors of Excel one or more individuals not currently on such Board of Directors. Alternatively, we may determine not to pursue the Shareholder Value Proposal or any other proposal and may withdraw this Proxy Statement.

     Copies of this Proxy Statement will be furnished from time to time to holders of shares of common stock, without par value, of Excel ("Common Shares"), with whom we communicate directly in person and/or by telephone in connection with the matters described herein. We will furnish this Proxy Statement, upon request, to any other Excel shareholder without charge. If we determine to solicit proxies for use at the 1999 Annual Meeting, we intend to amend this Proxy Statement and to furnish such amended Proxy Statement in definitive form, together with a form of proxy, to Excel shareholders.

     If you wish to communicate with MMI Investments concerning Excel and the matters discussed in this Proxy Statement, executives of Millbrook Capital Management Inc. ("Millbrook"), the manager of MMI Investments, can be reached at 212.586.4333.

     MMI Investments is the beneficial owner of 404,600 Common Shares.

     As of the date of this Proxy Statement, Excel has not announced the date, time or place of the 1999 Annual Meeting or fixed the date for the determination of shareholders of record entitled to vote at the 1999 Annual Meeting. The By-laws of Excel state that its Annual Meeting of Shareholders will be held on the third Thursday in April in each year, which would make the meeting date April 15, 1999. During the past five years, Excel has held its annual meeting of shareholders in late April or early May.

     It is expected that this Proxy Statement will first be furnished to Excel
shareholders on or about [    ], 1998.

IMPORTANT: MMI INVESTMENTS IS NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                  BACKGROUND

     BACKGROUND OF OUR INVESTMENT AND VIEWS CONCERNING EXCEL. MMI Investments is a private investment firm with investments in publicly traded securities and private companies. We first acquired Common Shares of Excel in June 1997, almost 15 months ago. We have acquired Common Shares of Excel over time because we believed that the trading prices for the Common Shares have not adequately reflected the potential value of Excel's underlying operations and assets. However, since our initial acquisition of Common Shares, we have become increasingly pessimistic concerning whether it is possible for Excel to unlock this potential value as an independent company and under existing management.

     In an effort to allay our concerns, we met with members of management of Excel on October 13, 1998, and we have since had a number of additional telephone conversations with members of management. We initiated these discussions in order to, among other things, learn more about Excel's operations, discuss management's strategic business plan, and inquire about management's views concerning the best way to maximize shareholder value, including through the possible sale of Excel. During the course of these discussions, we have asked Mr. James O. Futterknecht, Jr., Excel's Chief Executive Officer, whether he believed the Board of Directors of Excel would consider initiating an auction process for Excel. Mr. Futterknecht indicated that he did not believe that this was the right way for Excel to proceed. Because we believe that there are compelling reasons why Excel's Board of Directors should consider the sale of Excel now (see "Reasons for the Shareholder Value Proposal" below), and because we believe that Excel's shareholders, the true owners of the company, should have a voice in such a fundamentally important decision, we decided to submit to Excel a proposal to enable Excel shareholders to make known their views. We trust that Excel's Board of Directors will respect and act in accordance with the views of its shareholders on this issue of fundamental importance.

     OUR SHAREHOLDER VALUE PROPOSAL. Following our meeting with Excel management, on October 30, 1998, we sent to Excel the following proposal that we intend to present at the 1999 Annual Meeting and that we requested be included in Excel's proxy statement for the 1999 Annual Meeting:

          RESOLVED, that the shareholders of Excel Industries, Inc. request that the Board of Directors seek the prompt sale of the company to a third party on terms that will maximize shareholder value through a competitive auction process to be conducted by a recognized investment banking firm.

     As permitted by the rules of the Securities and Exchange Commission (the "SEC"), we also included a statement in support of the Shareholder Value Proposal as follows:

                              SUPPORTING STATEMENT

     We believe that the value that can be achieved for the company's shareholders through the prompt sale of the company is significantly greater than the value which can be achieved by remaining an independent company under existing management.

     Three compelling reasons dictate the sale of our company now:

     SHAREHOLDER RETURNS. During the longest bull market of the century, the company has for long periods delivered NEGATIVE returns on shareholders' investments. The market price of the common stock on October 29, 1998 (the day prior to the date this proposal was submitted) was $14.00, a 24% decline in price per share since December 31, 1993.

     During the same period, the S&P 500 Index has more than doubled. Had Excel matched the S&P 500, Excel would be worth nearly $43.00 per share today. We believe the confidence of senior management and Board members in an investment in the common stock is expressed by their level of ownership, less than 1%.

     COMPANY PERFORMANCE. The company's continued poor operating performance and management's lack of an effective, focused business strategy suggest that returns to shareholders will not improve anytime soon. The company's margins and returns on invested capital are significantly below industry standards. In addition, the company's efforts in the seat-track business that it acquired in 1996 have amply demonstrated management's deficient operational focus, as evidenced by the high start-up costs at the business' principal manufacturing facility, and lack of strategic vision, as evidenced by management's failure to understand the severe pricing pressures on this business.

     MARKET POSITION. In our view, the company cannot be a strong and independent competitor with less than a 1% share of the rapidly consolidating vehicle parts business. The industry is dominated by companies with better track records and greater financial resources. We believe, however, that many of the company's operations are extremely attractive to larger strategic acquirers, and that, given the company's poor performance and investors' lack of confidence in management, the price an acquirer will pay for these operations will far exceed the company's value in the marketplace during the foreseeable future. Therefore, a competitive auction for the company will rapidly maximize shareholder value.

     Consistent with state law and the proxy rules, this proposal is merely a recommendation to the Board and its passage cannot compel action. However, a substantial shareholder vote in favor should, in our opinion, be regarded as a mandate to the Board to conduct an auction of the Company. A proxy card returned without voting instructions or marked "abstain" may be counted against this proposal. Do not let this happen.

     SEND A STRONG MESSAGE TO MANAGEMENT AND THE BOARD. PLEASE VOTE "FOR" THIS RESOLUTION.

                           *     *     *     *     *

     In order to facilitate our communications with our fellow Excel shareholders, on November 11, 1998, we sent a request pursuant to the Indiana Business Corporation Law that Excel make available its shareholder list to our representatives, for inspection and copying.

     EXCEL'S SMOKESCREEN ANNOUNCEMENT. On November 18, 1998, only one week after we requested Excel's shareholder list, Excel issued a press release announcing that it had engaged Morgan Stanley as its financial advisor to consider strategic alternatives to benefit Excel and enhance shareholder value. Mr. Futterknecht, Excel's Chief Executive Officer, is quoted as saying that "the company will work with Morgan Stanley to evaluate potential acquisitions, a recapitalization, financings, a merger of equals and other special corporate transactions." Mr. Futterknecht is further quoted as saying that "[t]his is a further step to ensure that we do not overlook any reasonable way to increase benefit to Excel and value to its shareholders."

     EXCEL'S REJECTION OF OUR SHAREHOLDER VALUE PROPOSAL. In spite of these statements, ON THAT VERY SAME DATE, Excel took action with respect to our Shareholder Value Proposal and request for Excel's shareholder list that suggest to us that Excel's management would like to overlook the course of action suggested by our Shareholder Value Proposal. In a letter from Mr. Joseph A. Robinson, the Corporate Secretary of Excel, to us, Excel indicated that Excel does not believe that the Shareholder Value Proposal is a proper proposal or one which should be included in Excel's proxy statement for the 1999 Annual Meeting. Based on such belief, Excel indicated that it did not believe that our request for a copy of the Excel shareholder list was for a proper purpose. Therefore, Excel rejected our request. SHAREHOLDERS SHOULD ASK THEMSELVES IF THESE ACTIONS ARE CONSISTENT WITH EITHER THE PRINCIPLES OF GOOD CORPORATE GOVERNANCE OR A COMPANY TRULY INTERESTED IN ENHANCING SHAREHOLDER VALUE.

     THE REAL MEANING OF EXCEL'S ANNOUNCEMENT. We believe Excel's press release contains a significant number of clues that its ballyhooed review of strategic alternatives is nothing but a smokescreen for further inaction.
For one, we have been informed that Morgan Stanley was working with Excel for over a year prior to Excel's announcement, although the wording of the press release cleverly suggests that their relationship is of more recent origin. Why should Excel's shareholders believe that this old consulting arrangement will lead to fresh action now?

     More importantly, we believe Excel's enumerated strategic alternatives are at best illusory and at worst self-destructive. You should carefully consider the following:

     - POTENTIAL ACQUISITIONS? Excel's track record with acquisitions as discussed below (see "Reasons for the Shareholder Value Proposal -- Excel's Poor Performance") raises numerous questions about the viability of this "strategic alternative." With what currency would Excel pay for such acquisitions? By using Excel's depressed stock, management would in all likelihood dilute existing shareholders. Borrowing (assuming Excel could arrange financing in the current market) would increase Excel's already considerable debt load. Would these costs be justified in light of the expected returns? To incur the risks inherent in an acquisition strategy financed by cheap stock and/or an increased debt load, shareholders would require supreme confidence in the ability of management to find appropriate acquisition candidates, negotiate favorable terms, and successfully integrate and develop the acquired businesses.
          The current management team's history with acquisitions, as described below, gives us no confidence whatsoever. Finally, even if this were a strategy that could be executed, is the strategy likely to maximize shareholder value? As we outline below under "Reasons for the Shareholder Value Proposal -- Changes in the Global Marketplace," the vehicle parts business has been rapidly consolidating in the 1990s and is increasingly dominated by companies with better track records and greater financial resources than Excel. AS AN ACQUIRER, EXCEL SEEMS TO US TO BE A "DOLLAR
          SHORT AND A DAY LATE."

     - A RECAPITALIZATION? In such a transaction, Excel would borrow additional money to buy back Common Shares or pay an extraordinary dividend. Given Excel's existing balance sheet, we do not think Excel could arrange the financing for a meaningful recapitalization. Even if Excel could arrange financing, the likely result would be to impair Excel's balance sheet and to shrink a "small cap" company into a "micro cap" company that is unlikely to be covered by investment analysts. RECAPITALIZATIONS OF COMPANIES LIKE EXCEL ARE QUICK FIXES THAT DO NOT ADDRESS FUNDAMENTAL ISSUES AND OFTEN LEAVE THE COMPANIES THAT ATTEMPT THEM IN MORE DESPERATE STRAITS.

     - FINANCINGS? What does Excel need to finance, other than another ill-conceived acquisition or a quick-fix recapitalization? And even if a new financing might for some reason be justified, the debt markets are now largely closed to companies like

          Excel and the issuance of new equity would only dilute existing shareholders at depressed prices.

     - MERGER OF EQUALS? The universe of Excel's equals in the vehicle parts industry seems to us to be a pitifully limited one, consisting of at best one or two companies facing many of the same challenges as Excel. Even if a deal could be struck with one of these companies, the resulting entity would still be a tiny player in the worldwide vehicle parts industry and would still suffer from the problems we identify below under "Reasons for the Shareholder Value Proposal -- Changes in the Global Marketplace."

     - OTHER SPECIAL CORPORATE TRANSACTIONS? We do not know what this phrase means either, but if Excel wants to convey the message that it will consider a sale to, or merger with, a strategic acquirer, there are more direct ways of saying it and Excel should do so.

     OUR RESPONSE TO EXCEL'S SMOKESCREEN. Based on the foregoing, we have reluctantly concluded that we need to participate actively in the process of Excel considering its strategic alternatives, by communicating directly with shareholders of Excel through meetings in person and/or by telephone. WE ARE CONVINCED THAT WITHOUT SUCH ACTIVE PARTICIPATION BY US AND OTHER EXCEL SHAREHOLDERS, EXCEL'S MANAGEMENT WILL CONTINUE TO IGNORE THE ONLY ALTERNATIVE THAT WE BELIEVE MAKES SENSE FUNDAMENTALLY FOR EXCEL, THE SALE OF EXCEL IN A CASH TRANSACTION OR THROUGH A STOCK MERGER WITH A LARGER ACQUIRER.

     While we do not believe that such participation should be deemed to constitute a solicitation of proxies or consents under the federal securities laws, we are filing this Proxy Statement in order to ensure that we will be able to communicate directly with our fellow Excel shareholders during the term of this process. Depending on the results of Excel's consideration of strategic alternatives and our discussions with other Excel shareholders, we are reserving the right to solicit proxies or consents at the 1999 Annual Meeting or otherwise with respect to one or more proposals, including the Shareholder Value Proposal and/or a proposal to elect to the Excel Board of Directors one or more individuals not currently on such Board.
Alternatively, we may determine not to pursue the Shareholder Value Proposal or any other proposal and may withdraw this Proxy Statement. Independently, we intend to pursue with the SEC, and (if necessary) through other legal means, the inclusion of the Shareholder Value Proposal in Excel's proxy statement for the 1999 Annual Meeting and our request for Excel's record of shareholders.

                   REASONS FOR THE SHAREHOLDER VALUE PROPOSAL

     To understand why we intend to present the Shareholder Value Proposal at the 1999 Annual Meeting, take a close look at Excel's recent record:

EXCEL'S POOR PERFORMANCE

     During 1996, Excel's management, confronting the specter of a declining business that could not deliver either shareholder value (see "Excel's Inadequate Return to Shareholders" below) or industry group-adequate returns on such financial benchmarks as invested capital and assets, embarked on an ill-considered acquisition and business diversification strategy. Since then, Excel's history is a tale of questionable management decisions and even more severely impaired financial performance. In 1996, Excel acquired Atwood Industries, principally a manufacturer of seat systems for the automotive industry. From the beginning, the combined Excel/Atwood enterprise was not a match made in heaven. As Excel's Chairman Mr. Futterknecht has admitted, "[i]n completing the acquisition of Atwood Industries, the issues we had to address were excess capacity, manufacturing inefficiency and supply base management." However, a flawed acquisition strategy was made worse by a flawed business plan for Atwood.

      With the Atwood acquisition serving as a springboard, Excel's management determined that it could play the role of a consolidator in the seat track system business and made a large financial commitment to that business. By the end of the third quarter of 1997, the results of this flawed strategy began to surface. For the third quarter, Excel reported lower sales and earnings due to, among other things, "costs in starting up several complex new programs and introducing new product technology in the seat track area." What was this "new" product technology being developed by Excel? It was power seat track systems, a mature technology for most competitors in the seat track business, except, apparently, the seat track business that Excel had acquired as part of Atwood.

     By the time Excel reported its 1997 financial results, the impact on those results of Excel's flawed business strategy were becoming more evident. Excel noted that it had not reached its profit goal primarily because of the costs to assimilate Atwood and new program launches.

     By June 1998, Excel's management could no longer disguise the details of the debacle that was unfolding. It reported lower than anticipated earnings for the second quarter because of "continuing excessive launch costs" at its principal seat track manufacturing facility. These excessive costs continued despite Excel spending approximately $4 million in 1996 in unexpected engineering costs to solve technical problems on new seat track programs. On top of these problems, Excel's management now discovered that there was a lack of profitability in seat track products. In Mr. Futterknecht's own words, "... in the past year our customers have also become competitors by acquiring other suppliers to increase their in-house seat-track capabilities, and we have been unable to establish pricing levels that reflect appropriate return on our investment capital."

     Shareholders continue to bear the cost of Excel management's misadventures in the seat track business. Management recently indicated that this business would continue to lose money during the first half of 1999.

     Excel's stated strategic alternatives potentially include more acquisitions and other transactions (such as heavily leveraging Excel) that, at a minimum, would require great management skill to ensure Excel's successful future. Based on Excel's past track record, should investors believe that management is up to these tasks? The evidence set forth below suggests they do not.

EXCEL'S INADEQUATE RETURN TO SHAREHOLDERS

     As noted in our Supporting Statement, during the longest bull market of the century, Excel has for long periods delivered NEGATIVE returns on shareholders' investments. The market price of the Common Shares on October 29, 1998 (the day prior to the date on which the Shareholder Value Proposal was submitted to Excel) was $14.00, representing a 24% decline in price per share since December 31, 1993. During the same period, the S&P 500 Index has more than doubled. HAD EXCEL MATCHED THE S&P 500, EXCEL WOULD BE WORTH NEARLY $43.00 PER SHARE TODAY.

     The following graph, which compares the percentage change in the cumulative total returns on the Common Shares of Excel, the Standard & Poor's 500 Index and the Standard & Poor's Manufacturing (diversified industries) Index ("S&P MAND") for the period beginning on December 31, 1993 through October 30, 1998, illustrates the point:

                     STOCK PERFORMANCE SINCE DECEMBER 1993
  Cumulative Total Return Based on Initial Investment of $100 on December 31,
                                     1993,
                     Assuming Reinvestment of Any Dividends


                                   [GRAPHIC]


               12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   10/30/98
               --------   --------   --------   --------   --------   --------
Excel              $100       $ 78       $ 80       $ 98       $110       $ 88
S&P 500             100        101        139        170        227        260
S&P MAND            100        103        145        194        266        288

     While the stock price of Excel has risen somewhat in the wake of Excel's November 18 announcement, we believe this phenomenon is short-term, especially if Excel undertakes one of its stated strategic alternatives. HASN'T THIS BLEEDING OF SHAREHOLDER VALUE GONE ON LONG ENOUGH?

     What's more, did you know that senior management and members of the Board appear to have "voted with their feet" on the Common Shares as an investment? As a group, they own less than 1% of the Common Shares and have shown little appetite for purchasing additional Common Shares in recent years in spite of their historically low price. ASK YOURSELF IF THEIR INTERESTS ARE TRULY ALIGNED WITH YOURS.

     What do independent financial analysts who follow Excel think of management's plans? McDonald & Co.'s analyst Greg Kagay rates the shares a 2-buy based on "the potential for asset re-alignment," but notes that "[s]hort of any admiration from other companies, we would advise caution on [Excel's]shares."(1) Bear, Stearns analyst Eric Goldstein says that he continues to believe the best way for Excel to create value for its shareholders would be to sell out to a global system integrator.(2)

     In sum, it does not appear that investors or even management itself is buying into management's professed solutions for Excel's problems. We believe that there are fundamental reasons for this and they relate not only to Excel's past performance but also the changing realities of the global marketplace for automotive parts.

CHANGES IN THE GLOBAL MARKETPLACE

     The vehicle parts industry has been rapidly consolidating in the 1990s. According to a global study by PricewaterhouseCoopers, in 1990 there were more than 3,000 tier-one companies in business. Six years later, the number was down to 1,500 and the PricewaterhouseCoopers study suggests that the number will further decrease to approximately 350 by the year 2000.(3) We believe this consolidation is the result of several factors, namely (i) suppliers seeking to gain market share through acquisitions during a period of relatively flat sales in North America, (ii) intense cost pressure from automakers forcing smaller, more inefficient suppliers out of business, and
(iii) automakers demanding their suppliers provide more complex subassemblies, or modules, instead of supplying simple components that the automakers then assemble, thus forcing suppliers to acquire technology and other capabilities that are both costly and technologically risky for the supplier to develop independently.

     In our view, Excel cannot be a strong independent competitor in a consolidating vehicle parts industry with its current market share. Furthermore, management has not offered a viable strategy to increase Excel's market share through internal growth, and we have seen the results of management's recent attempt to increase market share through acquisitions. See "Excel's Poor Performance" above. The vehicle parts industry is, and will continue to be, dominated by companies with better track records and greater financial resources than Excel. As a result, we believe Excel will continue to be confronted with fierce competition from companies with far superior cost structures that can effectively compete in

---------------

(1) Gregory L. Kagay, McDonald & Company, Excel -- EXC: Reports 2Q98 Operating Results, July 16, 1998. Permission to quote or use this report as proxy soliciting material has not been sought or obtained from either Mr. Kagay or McDonald & Company Securities, Inc. The use of such quotation does not imply Mr. Kagay's or McDonald & Company's endorsement of MMI Investments or its positions.

(2) Eric Goldstein, Bear, Stearns & Co. Inc., Excel Industries (EXC -- $13 9/16) - Attractive Estimates Reduced After Conversation with Mgmt, September 24, 1998. Permission to quote or use this report as proxy soliciting material has not been sought or obtained from either Mr. Goldstein or Bear, Stearns & Co. Inc. The use of material from such report does not imply Mr. Goldstein's or Bear, Stearns's endorsement of MMI Investments or its positions.

(3) Mike Pettapiece, GOOD NEWS, BAD NEWS FOR AUTO PARTS INDUSTRY, THE LONDON FREE PRESS, September 26, 1998, at D10 (CITING the PricewaterhouseCoopers global study). Permission to use material from that article as proxy soliciting material has not been sought or obtained from any of PricewaterhouseCoopers, the author or the publication. The use of material from that article does not imply PricewaterhouseCoopers', Mr. Pettapiece's or such publication's endorsement of MMI Investments or its positions.

an environment of intense cost pressures and lower margin businesses. Our fear is that Excel, with its current position in the industry and no real prospects for growth, is not equipped to handle that competition. The end result, we believe, will be further deterioration of Excel's core businesses at the expense of its shareholders. In addition, as we discussed above, none of the "strategic alternatives" mentioned in Excel's November 18 announcement appears to fundamentally improve Excel's ability to compete in the global marketplace, and some of the alternatives being considered may actually impair such ability.

     However, we believe that many of Excel's operations are currently extremely attractive to larger strategic acquirers, and that the price an acquirer will pay for those operations will far exceed Excel's value in the marketplace during the foreseeable future. We are not alone in our beliefs. In the report of Bear Stearns analyst Eric Goldstein dated July 17, 1998, he states that "the major risk is that management will continue to sit back and do nothing while [Excel's]core businesses deteriorate. . . We continue to believe [Excel's] shareholders would be better off if management simply attempted to sell or merge the company with another supplier."(4)

     A COMPETITIVE AUCTION IS THE ONLY VIABLE MEANS TO MAXIMIZE SHAREHOLDER VALUE IN OUR VIEW. NOW IS THE TIME FOR EXCEL'S BOARD OF DIRECTORS TO ACT, BEFORE IT IS TOO LATE.

THERE IS A SOLUTION

     Excel shareholders have suffered with negative returns for too long. In our view, the best way for shareholders to obtain the full value of their shareholdings is for the Board of Directors to retain a recognized investment banking firm that is completely independent of Excel's management and to charge such firm with the responsibility of objectively determining the value of Excel's businesses and then conducting a competitive auction process involving qualified prospective purchasers that may be interested in Excel as a whole or in certain of its businesses. Experience has shown that such an approach is likely to yield the highest value to shareholders.

     IF YOU SHARE OUR VIEWS, WE URGE YOU TO SUPPORT OUR SHAREHOLDER VALUE PROPOSAL. VOICE YOUR SUPPORT BY EITHER WRITING OR CALLING MR. FUTTERKNECHT AND THE OTHER MEMBERS OF EXCEL'S BOARD OF DIRECTORS. LET THEM KNOW YOU ARE LOOKING FOR REAL SOLUTIONS, NOT ILLUSORY STRATEGIC ALTERNATIVES. LET THEM KNOW THAT YOU WANT THEM TO TAKE ACTION TO ENHANCE THE VALUE OF YOUR INVESTMENT IN EXCEL.

                              VOTING PROCEDURES

     The Common Shares are the only shares of capital stock of Excel entitled to notice of, and to vote at, the 1999 Annual Meeting. Every holder of Common Shares is entitled to one (1) vote for each Common Share held. In accordance with Excel's By-laws, at the 1999 Annual Meeting, the holders of a majority of the Common Shares issued and outstanding and entitled to vote thereto, present in person or represented by proxy, shall be required for the purpose of a quorum. For the Shareholder Value Proposal to be adopted at the 1999 Annual Meeting if a quorum is present, it will be necessary that the Shareholder

---------------

(4) Eric Goldstein, Bear, Stearns & Co. Inc. Equity Research, Excel Industries (EXC -- 13 3/4) -- Attractive HI at 3.4 x 1999 EBITDA -- Pressure on Management Intensifies, July 17, 1998. Permission to quote or use this report as proxy soliciting material has not been sought or obtained from either Mr. Goldstein or Bear, Stearns & Co. Inc. The use of such quotation does not imply Mr. Goldstein's or Bear, Stearns's endorsement of MMI Investments or its positions.

Value Proposal receive more votes favoring the Shareholder Value Proposal than votes are cast opposing the Shareholder Value Proposal.

     Abstentions and broker non-votes are not votes cast and, therefore, will not be counted in determining voting results, although abstentions and broker non-votes will be counted in the determination of a quorum. Inspectors of election that are appointed by the Board of Directors or, if no such appointment if made, by the presiding officer of Excel at the 1999 Annual Meeting, will tabulate the votes cast.

     Only holders of record as of the close of business on the record date (to be set by Excel) will be entitled to vote. If you are a shareholder of record on the record date, you will retain your voting rights for the 1999 Annual Meeting even if you sell such shares after the record date. Accordingly, it is important that you vote the shares you own on the record date or grant a proxy to vote such shares, even if you sell such shares after the record date.

     If any of your Common Shares are held in the name of a brokerage firm or bank, only it can vote such Common Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account concerning the voting of your Common Shares.

     You will not be eligible to vote at the 1999 Annual Meeting for the Shareholder Value Proposal unless you are present in person or you have provided a proxy. If you sign and return a proxy and change your mind, you can always revoke the proxy by sending new written instructions, with a later date, to Excel or by attending the meeting and voting in person.

     IMPORTANT: MMI INVESTMENTS IS NOT CURRENTLY ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            SOLICITATION OF PROXIES

     If MMI Investments determines to solicit proxies for use at the 1999 Annual Meeting, such proxies may be solicited by mail, courier service, advertisement, telephone, telecopier or other electronic means, and in person. Solicitations may be made by managers, officers and other employees of MMI Investments, none of whom will receive additional compensation for such solicitations. MMI Investments may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares they hold of record. If MMI Investments determines to solicit proxies for use at the 1999 Annual Meeting, MMI Investments will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

     MMI Investments has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation of
proxies at an estimated fee of $[      ], together with reimbursement for its
reasonable out-of-pocket expenses. MMI Investments has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. D.F. King has informed MMI Investments that if MMI Investments determines to solicit proxies for use at the 1999 Annual Meeting, D.F. King anticipates that it
would employ up  to approximately [   ] persons to solicit proxies for use at
the 1999 Annual Meeting.

     MMI Investments will pay all expenses associated with any solicitation of proxies by MMI Investments in connection with the 1999 Annual Meeting. At present, MMI Investments does not intend to seek reimbursement for such expenses from Excel or any other party or parties. MMI Investments estimates that, if it determines to solicit proxies for use at the 1999 Annual Meeting, the costs incidental to such solicitation, including expenditures for advertising, printing, postage, legal and related expenses
would be approximately $[      ]. Total costs incurred to the date of this
Proxy Statement by MMI Investments have been approximately $[      ].

                        CERTAIN INFORMATION ABOUT EXCEL

     Excel is an Indiana corporation with its principal executive office located at 1120 North Main Street, Elkhart, Indiana 46514. The telephone number of Excel is 219.264.2131.

     Excel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by Excel with the SEC can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices, Judiciary Plaza, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Room 1024, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Documents filed electronically by Excel are also available at the SEC's Web site (http://www.sec.gov).

     Schedule III sets forth certain information obtained from documents filed with the SEC with respect to Excel concerning the ownership of Common Shares by directors and executive officers of Excel and by other persons who own more than five percent of the outstanding Common Shares.

          SHAREHOLDER PROPOSALS FOR THE 1999 AND 2000 ANNUAL MEETINGS

     Excel's Notice of Annual Meeting and Proxy Statement relating to its 1998 Annual Meeting of Shareholders indicates that any shareholder proposal to be considered for inclusion in the proxy statement to be distributed by Excel in connection with the 1999 Annual Meeting must have been received by Excel not later than November 12, 1998.

     A shareholder proposal to be presented at, and considered for inclusion in the proxy statement of Excel relating to, the Annual Meeting of Shareholders of Excel to be held in the year 2000 must be received at Excel's principal executive offices not less than 120 calendar days in advance of the date of Excel's proxy statement released to shareholders in connection with the 1999 Annual Meeting.

                       INFORMATION ABOUT MMI INVESTMENTS

     MMI Investments is a Delaware limited liability company with its executive offices at RR1, Box 167D, Wing Road, Millbrook, New York 12545. If you wish to communicate with MMI Investments concerning Excel and the matters discussed in this Proxy Statement, executives of Millbrook, the manager of MMI Investments, can be reached at 212.586.4333. Schedule I sets forth certain information about MMI Investments, Millbrook and certain other persons who may communicate with shareholders of Excel Industries, Inc. in the manner contemplated by this Proxy Statement. Schedule II sets forth certain information relating to (i) the beneficial ownership of securities of Excel by MMI Investments and certain of the other persons identified on
Schedule I and (ii) certain transactions in such securities by such persons.

                             ADDITIONAL INFORMATION

     MMI Investments assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, filings of Excel with the SEC.

     Questions, or requests for additional copies of this Proxy Statement, should be directed to:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                              NEW YORK, NY  10005

                                CALL TOLL FREE:
                                1-800-290-6424

                                   SCHEDULE I

                     INFORMATION CONCERNING CERTAIN PERSONS

     The following organizations and persons intend to communicate with shareholders of Excel Industries, Inc. in the manner contemplated by this Proxy Statement:

A.   MMI INVESTMENTS, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

Business Address:  RR 1, Box 167D, Wing Road, Millbrook, New York  12545

Principal Business:  Investing in securities

B.   MILLBROOK CAPITAL MANAGEMENT INC., A NEW YORK CORPORATION

Business Address:  RR 1, Box 167D, Wing Road, Millbrook, New York  12545

Principal Business: Managing investments in publicly traded securities and in private companies

C.   DIRECTOR AND EXECUTIVE OFFICERS OF MILLBROOK CAPITAL MANAGEMENT, INC.

Name                          Present Office with Millbrook
----                          -----------------------------
John S. Dyson                 Director and Chairman

Clay B. Lifflander            President

Alan Rivera                   Chief Financial Officer

The principal business address of each such person is RR 1, Box 167D, Wing Road, Millbrook, New York 12545. Each such person's employment by Millbrook Capital Management, Inc. represents such person's principal occupation or employment.

The inclusion of information with respect to the foregoing persons in this
Schedule I does not constitute an admission that any of such persons is involved in a "solicitation" (within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended) or is a "participant" (within the meaning of Item 4 of Schedule 14A under the Securities Exchange Act of 1934, as amended) in any such "solicitation."

                                  SCHEDULE II

            SHARES BENEFICIALLY OWNED BY MMI INVESTMENTS, L.L.C. AND
              MILLBROOK CAPITAL MANAGEMENT INC. AND OTHER PERSONS


                                  SCHEDULE OF
              PURCHASES OF COMMON SHARES OF EXCEL INDUSTRIES, INC.
                           BY MMI INVESTMENTS, L.L.C.

 Date                                    Shares              Price Per Share
 ----                                    ------              ---------------
 June 18, 1997                             500                  $  18.50
 June 19, 1997                           4,600                     19.17
 June 20, 1997                          18,300                     19.39
 June 23, 1997                           3,400                     19.39
 June 24, 1997                           5,600                     19.74
 June 25, 1997                          17,600                     20.00
 September 4, 1997                      25,000                     19.00
 July 31, 1998                          23,800                     13.22
 August 3, 1998                         15,800                     13.24
 August 4, 1998                          6,900                     13.37
 August 11, 1998                         5,000                     13.50
 August 18, 1998                         4,500                     13.89
 August 17, 1998                         7,100                     14.11
 August 26, 1998                        11,900                     13.38
 August 31, 1998                         7,500                     12.49
 September 1, 1998                      32,500                     12.50
 September 1, 1998                       2,500                     12.50
 September 2, 1998                      21,900                     12.50
 September 4, 1998                       5,000                     12.75
 September 8, 1998                      10,000                     13.13
 September 9, 1998                      70,000                     12.88
 September 10, 1998                     30,000                     12.88
 September 11, 1998                     22,500                     12.64
 September 15, 1998                     30,000                     12.88
 September 17, 1998                     12,000                     12.89
 September 22, 1998                      4,500                     13.33
 September 23, 1998                      1,000                     13.09
 October 1, 1998                         1,700                     12.14
 October 2, 1998                         2,000                     12.30
 October 5, 1998                           500                     11.88
 October 13, 1998                        1,000                     12.25

     In connection with the above-referenced transactions, MMI Investments, L.L.C. used (i) available cash and (ii) the proceeds of approximately $1.1 million principal amount of margin loans to make these purchases. These margin loans were obtained from one broker under customary terms and
conditions. Approximately [$    ] principal amount of such margin loans
remain outstanding as of the date of this Proxy Statement.

     By virtue of being the sole manager of MMI Investments, L.L.C., Millbrook Capital Management Inc. may be deemed to be the beneficial owner of the 404,600 Common Shares of Excel Industries, L.L.C. owned by MMI Investments, L.L.C. By virtue of being the sole shareholder and director of, and an executive officer of, Millbrook Capital Management Inc., Mr. John S. Dyson may be deemed to be the beneficial owner of the 404,600 Common Shares of Excel Industries, Inc. owned by MMI Investments, L.L.C. By virtue of being executive officers of Millbrook Capital Management Inc., Messrs. Clay B. Lifflander and Alan Rivera may be deemed to be beneficial owners of the 404,600 Common Shares of Excel Industries, Inc. owned by MMI Investments, L.L.C. Except for the Common Shares owned by MMI Investments, L.L.C., such persons beneficially own no Common Shares of Excel Industries, Inc.

                                  SCHEDULE III

                  BENEFICIAL OWNERSHIP OF EXCEL COMMON SHARES


     The following information is derived from publicly available information on file with the SEC, and sets forth (i) the number of Common Shares beneficially owned, as of February 13, 1998, by the directors and executive officers of Excel Industries, Inc. and (ii) the number of Common Shares beneficially owned by persons known to MMI Investments to beneficially own, as of November 23, 1998, 5% or more of the outstanding Common Shares:

                                                                   Number of
        Name of                                                      Shares
     Beneficial Owner                                               Owned(1)
     ----------------                                              ---------
     James O. Futterknecht, Jr.(2) . . . . . . . . . . . . .         43,454
     Joseph A. Robinson(3) . . . . . . . . . . . . . . . . .          9,708
     John G. Keane(4). . . . . . . . . . . . . . . . . . . .          6,003
     Richard A. Place(5) . . . . . . . . . . . . . . . . . .          5,000
     James K. Sommer(6). . . . . . . . . . . . . . . . . . .          8,501
     Ralph R. Whitney, Jr.(7). . . . . . . . . . . . . . . .         24,000
     Louis R. Csokasy(8) . . . . . . . . . . . . . . . . . .         16,218
     Robert A. Pickering . . . . . . . . . . . . . . . . . .              0
     Terrance L. Lindberg(9) . . . . . . . . . . . . . . . .          8,115
     All directors and executive officers as a group,
          including those named above (12 persons)(10) . . .        145,010

     CIGNA Corporation(11)
          One Liberty Place
          Philadelphia, Pennsylvania 19192 . . . . . . . . .      1,109,932

     Dimensional Fund Advisors Inc. (12)
          1299 Ocean Avenue, 11th Floor
          Santa Monica, California 90401 . . . . . . . . . .        654,859

     Mellon Bank Corporation(13)
          One Mellon Bank Center
          Pittsburgh, Pennsylvania 15258 . . . . . . . . . .        708,509

---------------

(1) Excel director and executive officer beneficial ownership information is taken from Excel's proxy statement dated March 10, 1998 relating to the 1998 Annual Meeting of Shareholders. Unless otherwise indicated, each person in the table has sole voting and sole dispositive power over the shares beneficially owned by that person.

(2)  Includes 10,000 shares subject to an option held by the person.

(3) Includes 1,208 shares held for the person's account in the Excel Industries, Inc. Employee Stock Purchase Plan and 3,250 shares subject to an option held by the person.


                                     III-1

(4)  Includes 4,000 shares subject to an option held by the person.

(5) Includes 1,000 shares held by a trust, with respect to which the person has the voting and dispositive power, and 4,000 shares subject to an option held by the person.

(6)  Includes 4,000 shares subject to an option held by the person.

(7)  Includes 4,000 shares subject to an option held by the person.

(8)  Includes 5,500 shares subject to an option held by the person.

(9)  Includes 5,500 shares subject to an option held by the person.

(10) Includes shares owned by spouses, whether or not beneficial ownership is disclaimed, and 58,000 shares subject to options held by directors and executive officers.

(11) Based on Schedule 13G filed with the SEC on February 12, 1998 filed by CIGNA Corporation as the ultimate parent company of certain wholly-owned subsidiaries, reporting information as of December 12, 1997. The
     Schedule 13G reported that (a) Connecticut General Life Insurance Company was the direct beneficial owner of 515,578 shares, (b) Life Insurance Company of North America was the direct beneficial owner of 85,929 shares, (c) CIGNA Investment Advisory Company, Inc., an investment adviser, was the indirect beneficial owner (through performance of investment management activities) of shares owned by Connecticut General Life Insurance Company and Life Insurance Company of North America, (d) CIGNA Investments, Inc., was the indirect beneficial owner, through performance of investment management activities, of 508,425 shares beneficially owned by CIGNA Mezzanine Partners II, L.P., and (e) CIGNA Corporation may be deemed to have shared voting and dispositive power over the all of shares reported.

(12) Based on Schedule 13G filed with the SEC on February 10, 1998, reporting information as of December 12, 1997. Dimensional Fund Advisers Inc. stated in the Schedule 13G that it had sole voting power over 421,859 shares and sole dispositive power over 654,859 shares (including 92,400 shares owned by DFA Investment Dimensions Group Inc. and 131,600 shares owned by The DFA Investment Trust Company, for which persons who were officers of Dimensional Fund Advisers Inc. also serve as officers).

(13) Based on Schedule 13G filed with the SEC on January 26, 1998 filed by Mellon Bank Corporation and certain of its direct and indirect subsidiaries, reporting information as of December 12, 1997. The
     Schedule 13G stated that Mellon Bank Corporation has sole voting power over 627,009 shares (including shares held of record by Mellon Bank, N.A. as trustee of the employee benefit plan of Excel Industries, Inc. which have not been allocated to the individual accounts of employee participants in the plan), sole dispositive power over 663,409 shares and shared dispositive power over 45,100 shares.

---------------

     Although MMI Investments does not have any information that would indicate that any information contained in this Schedule III, which has been taken from documents on file with the SEC, is inaccurate or incomplete, MMI Investments assumes no responsibility for the accuracy or completeness of such information.


                                     III-2